Exhibit 99.2

Jun He Law Offices Shanghai Kerry Centre, 32nd Floor 1515 West Nanjing Road, Shanghai 200040, P. R. China Tel.: (86-21) 5298-5488 Fax: (86-21) 5298-5492 E-mail: junhesh@junhe.com

RDA Microelectronics, Inc.
Cricket Square
Hutchins Drive, P.O. Box 2681
George Town, Grand Cayman KY1-1111
British West Indies
November 3, 2010
Dear Sir or Madam:

Re:	RDA Microelectronics, Inc. (the “Company”) — Initial Public Offering
1.	Introduction
We have acted as the legal counsel of the People’s Republic of China (the “PRC”) to the Company in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on October 21, 2010, relating to the proposed offering (the “Offering”) by the Company and certain selling shareholders of the Company (the “Selling Shareholders”) of American Depositary Shares (“ADSs”), each of which will represent a certain number of ordinary shares, par value USD0.01 per share (the “Ordinary Shares”, together with the ADSs, the “Offered Securities”), of the Company to be issued under the Deposit Agreement (the “Deposit Agreement”) to be executed by and among the Company, Citibank, N.A., as depositary (the “Depositary”), and holders and beneficial owners from time to time of ADSs issued thereunder, and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Market. For purpose of this opinion (this “Opinion”), PRC does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region. We understand that an underwriting agreement (the “Underwriting Agreement”) will be executed by and among the Company and the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement.

Beijing Head Office
China Resources Building
20th Floor
Beijing 100005
P. R. China
Tel.: (86-10) 8519-1300
Fax: (86-10) 8519-1350
E-mail: junhebj@junhe.com

Shanghai Office
Shanghai Kerry Centre
32nd Floor
1515 West Nanjing Road
Shanghai 200040
P. R. China
Tel.: (86-21) 5298-5488
Fax: (86-21) 5298-5492
E-mail: junhesh@junhe.com

Shenzhen Office
Shenzhen Development
Bank Tower Suite 20-C
5047 East Shennan Road
Shenzhen 518001
P. R. China
Tel.: (86-755) 2587-0765
Fax: (86-755) 2587-0780
E-mail: junhesz@junhe.com

Dalian Office
Chinabank Plaza
Room F, 16th Floor
No. 17 Renmin Road
Dalian 116001
P. R. China
Tel.: (86-411) 8250-7578
Fax: (86-411) 8250-7579
E-mail: junhedl@junhe.com

Haikou Office
Nanyang Building
Suite 1107
Haikou 570105
P. R. China
Tel.: (86-898) 6851-2544
Fax: (86-898) 6851-3514
E-mail: junhehn@junhe.com

New York Office
500 Fifth Avenue,
43rd Floor, New York,
NY 10110, U.S.A.
Tel.: (1-212) 703-8702 Fax: (1-212) 703-8720
E-mail: junheny@junhe.com

Hong Kong Office
Suite 2208,
22nd Floor, Jardine House
1 Connaught Place, Central
Hong Kong
Tel.: (852) 2167-0000
Fax: (852) 2167-0050
E-mail: junhehk@junhe.com

November 3, 2010	Jun He Law Offices
In connection with the Offering, we have been requested to provide this Opinion for filing with the SEC as an exhibit to the Registration Statement.
In rendering this Opinion, we have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant PRC Authorities and the appropriate representatives of the Company and/or the PRC Companies with the proper powers and functions, and we will qualify our opinion as “to our best knowledge after due and reasonable inquiries,” without further independent investigation.
Capitalized terms used and not otherwise defined in this Opinion shall have the meanings ascribed to them in the Underwriting Agreement and the Deposit Agreement.
As used herein, the following terms are defined as follows:
(1)	“Approvals” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

(2)	“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Companies taken as a whole;

(3)	“PRC Authorities” means any and all national, provincial or local governmental, regulatory or administrative authorities, agencies or commissions in the PRC, or any courts, tribunal or any other judicial bodies in the PRC;

(4)	“PRC Laws” means all applicable laws, regulations, rules, statutes, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC, including tax laws and regulations, in effect on the date of this Opinion;

(5)	“PRC Company” means each of our PRC operating entities, i.e. RDA Microelectronics (Shanghai) Co., Ltd. (“RDA Shanghai”) and RDA Microelectronics (Beijing) Co., Ltd. (“RDA Beijing”), and “PRC Companies” means both RDA Shanghai and RDA Beijing; and

(6)	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

November 3, 2010	Jun He Law Offices
2. PRC Laws
This Opinion is rendered only with respect to the PRC Laws in effect on the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC. We understand you have relied on Skadden, Arps, Slate, Meagher & Flom LLP, United States and Hong Kong counsel to the Company, with respect to all the matters under the laws of New York and Hong Kong, and on Conyers Dill & Pearman, Cayman Islands and British Virgin Islands counsel to the Company, with respect to all the matters under the laws of the Cayman Islands and British Virgin Islands.
3. Assumptions
In issuing this Opinion, we have assumed, unless the context requires otherwise or otherwise expressed herein:
(1)	that the Underwriting Agreement and the Deposit Agreement are legal, valid, binding and enforceable in accordance with their governing law in any and all respects;

(2)	that all documents submitted to us have been validly authorized, executed and delivered by all of the parties thereto; and

(3)	that any consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the

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PRC in connection with the transactions contemplated under the Underwriting Agreement and the Deposit Agreement have been obtained or made.
4. Opinion
Based on the forgoing, save as disclosed in the Registration Statement and subject to the further assumptions and qualifications set forth below, we are of the opinions that:
(1)	RDA Shanghai was duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of RDA Shanghai has been fully paid and is owned by RDA Technologies Limited (“RDA Hong Kong”) directly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association of RDA Shanghai comply with PRC Laws and are in full force and effect.

(2)	RDA Beijing was duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of RDA Beijing has been fully paid and is owned by RDA Hong Kong directly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association of RDA Beijing comply with PRC Laws and are in full force and effect.

(3)	Each of the PRC Companies has obtained all Approvals required under the PRC Laws for the direct or indirect ownership by RDA Hong Kong of its equity interest.

(4)	Each of the material contracts listed in Schedule I of this Opinion (the “Material Contracts”) has been duly authorized, executed and delivered by the PRC Companies which are parties to such Material Contracts as the case may be, and each such PRC Company has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof, and each such PRC Company has the corporate power and capacity to enter into and to perform its obligations under such Material Contracts; the execution, delivery and performance of each of the Material Contracts to which such PRC Company is a party will not result in any violation of any PRC Laws; all Approvals required, and all other steps necessary, for the performance and enforcement of the Material Contracts have been obtained or completed and are in full force and effect.

(5)	Each of the business licenses of the PRC Companies is valid and in full force and effect and have not been revoked, withdrawn, suspended or cancelled.

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(6)	Each of the PRC Companies has the full power and authority and has obtained all necessary Approvals in order for it to own, use, lease and operate its assets and to conduct its existing business as described in the Prospectus. Such Approvals are in full force and effect, and we are not aware, after due and reasonable inquiries, of any reason that will cause us to believe that such Approvals will be suspended, revoked or not be renewed by the relevant PRC authority.

(7)	(a) Each of the PRC Companies has legal and valid title to all of its assets, in each case, free and clear of all liens, charges, encumbrances, claims, defects, options and restrictions, except where the defects in the titles would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect; (b) each lease agreement in effect to which any of the PRC Companies is a party is duly executed and legally binding, the leasehold interests of each of the PRC Companies are free from liens, pledge, and restrictions and are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under PRC Laws, except where the defects in the leases or leasehold interests would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect; and (c) none of the Company or any of the PRC Companies owns, operates, manages or has any other right or interest in any other material real property of any kind in the PRC.

(8)	To our best knowledge after due and reasonable inquiries, each of the PRC Companies can legally conduct its business as described in the Prospectus and none of the Company or any of the PRC Companies is in violation of any PRC Laws, or in breach of the terms and conditions of any Approvals, or in breach of or in default under their articles of association or other constitutional or organizational documents, their business licenses or in breach or default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which any of the Company or any of the PRC Companies is expressed to be a party or by which it or any of their respective properties is bound, which violation, breach or default has not been corrected, remedied, rectified or waived, or the result of which would reasonably be expected to have, individually or in aggregate, a Material Adverse Effect; it being understood that our opinion regarding contravention, breach or violation by any of the Company or the PRC Companies of any agreement or instrument is limited to agreements or instruments governed by the PRC Laws.

(9)	To our best knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up,

November 3, 2010	Jun He Law Offices
dissolution or liquidation of any of the PRC Companies (as the case may be) or for the suspension, withdrawal, revocation or cancellation of any of their respective business licenses.

(10)	Except for as disclosed in the Prospectus, each of the PRC Companies has acquired, or can acquire on reasonable terms, the legal right to use the trademarks, service marks and all other intellectual property rights currently employed by them for their business as described in the Prospectus, and to our best knowledge after due and reasonable inquiries, except as disclosed in the Prospectus, none of the PRC Companies has received any notice of infringement of asserted rights of others with respect to any of the foregoing that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

(11)	To our best knowledge after due and reasonable inquiries, none of the PRC Companies is in violation of any applicable environmental laws or regulations in the PRC.

(12)	The Company has complied with all the required registration with the State Administration of Foreign Exchange, as legally applicable to it under the PRC Laws.

(13)	Except as disclosed in the Prospectus, there are no limitations under PRC Laws on the rights of RDA Hong Kong (a) to convert into foreign currency and freely transfer out of the PRC all dividends declared and made payable upon the equity interest in RDA Shanghai and RDA Beijing, or (b) to convert the said dividends upon the equity interest in RDA Shanghai and RDA Beijing into foreign currency and freely transfer out of the PRC all amounts required to pay dividends declared and payable on the Offered Securities. Except as disclosed in the Prospectus, all such dividends are not subject to withholding or other taxes and are otherwise free and clear of any tax, withholding or deduction under PRC Laws.

(14)	Under PRC Laws, assuming that the transferees of the Offered Securities are not entities organized under the laws of, or residents of, the PRC, the Offered Securities are freely transferable by the Company to or for the account of the Underwriters, and the initial purchasers thereof; and there are no restrictions on subsequent transfers of the Offered Securities under PRC Laws. To the extent related to PRC Laws, no holder of any of the Offered Securities after the completion of the offerings will be subject to liability in respect of any liability of any of the Company or the PRC Companies by virtue only of the holding of any such Offered Securities.

(15)	To our best knowledge after due and reasonable inquiries, except as disclosed in the Prospectus and except for a proposed legal action to be initiated by RDA

November 3, 2010	Jun He Law Offices
Shanghai against an alleged intellectual property infringement by a former employee, there is no pending or threatened action, suit, proceeding or investigation, to which the Company or any PRC Company is a party, or to which the property of the Company or such PRC Company is subject, before or brought by any PRC Authorities, except where occurrence of each of the foregoing circumstances would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect. Except for a proposed legal action to be initiated by RDA Shanghai against an alleged intellectual property infringement by a former employee, to our best knowledge after due and reasonable inquires, no labor dispute, legal proceedings or other conflict with the employees of any of the PRC Companies exists or is imminent or threatened and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or any PRC Authorities, except such disputes, legal proceedings or conflicts which would not, individually or in the aggregate, have a Material Adverse Effect.

(16)	The information included in the sections entitled “Risk Factors”, “Corporate History and Structure”, “PRC Regulation”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Dividend Policy”, “Related Party Transactions”, “Taxation” and “Business” to the extent they constitute matters of PRC Laws or legal conclusions in respect of PRC Laws, or summaries of legal proceedings or agreements governed by PRC Laws, has been reviewed by us and is correct in all material respects; and our opinion set forth under “Enforceability of Civil Liabilities” in the Prospectus is confirmed.

(17)	Subject to the discretion of the relevant courts or public policies and other principles to be considered by such courts and conditions described under “Enforceability of Civil Liabilities” in the Prospectus, the choice of the laws of the State of New York as the governing law of the Underwriting Agreement and the Deposit Agreement is a valid choice of law under the PRC Laws and courts of the PRC will honor this choice of law.

(18)	Except as disclosed in the Prospectus, no transaction tax, stamp duty or similar tax or duty or withholding or other taxes are payable by or on behalf of the Underwriter in the PRC with respect to (a) the deposit with the Depositary of Ordinary Shares against the issuance of ADSs evidencing the Offered Securities, (b) the sale and delivery by the Company and the Selling Shareholders of the Offered Securities as contemplated by the Underwriting Agreement and the Prospectus to or for the respective accounts of the Underwriters, (c) the holding or transfer of the Offered Securities by the Underwriters outside the PRC to the initial purchasers thereof in the manner contemplated in the Underwriting Agreement or (d) the execution, delivery or enforcement of the Underwriting Agreement and the Deposit Agreement. Under PRC Laws and except as disclosed in the Prospectus, (x) any dividends

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or distributions made by the Company to holders or beneficial owners of the Offered Securities will not be subject to any PRC withholding tax or tax of any other nature, and (y) a holder or beneficial owner of Offered Securities will not be subject to any PRC transaction tax, stamp duty or similar tax or duty or any PRC withholding tax or other PRC taxes of any nature in connection with the acquisition, ownership and disposition of the Offered Securities, including the receipt of any dividends or distributions on the Offered Securities, provided in the case of (x) and (y) that the holder or beneficial owner is not entities organized under the laws of, or residents of, the PRC.

(19)	To our best knowledge after due and reasonable inquiries, none of the PRC Companies has been investigated, claimed or penalized for any material PRC tax incompliance which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes. There are no material PRC fees or taxes that are or will become applicable to the Company or the PRC Companies as a consequence of completion of the Offering that have not been described in the Prospectus.

(20)	Subject to the discretion of the relevant courts or public policies and other principles to be considered by such courts and conditions described under “Enforceability of Civil Liabilities” in the Prospectus, any final judgment for a fixed or readily calculable sum of money rendered by any court of the State of New York or of the United States located in the State of New York having jurisdiction under its own domestic laws in respect of any suit, action or proceeding against the Company based upon the Underwriting Agreement or the Deposit Agreement would be recognized and enforced by the courts of the PRC in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the United States of America (if any) or on reciprocity between jurisdictions, provided that (a) the judgment was not contrary to the public policy, state sovereignty or security of the PRC, (b) the judgment was not given or obtained by fraud, (c) the judgment was not based on clear mistake of law or fact, (d) the judgment was not directly or indirectly for the payment of taxes or other charges of a like nature or of a fine or other penalty, (e) the judgment was for a definite sum of money, (f) the judgment was final and conclusive, (g) adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard, (h) such judgments do not conflict with any other valid judgment in the same matter between the same parties, (i) an action between the same parties in the same matter is not pending in any PRC court at the time the lawsuit is instituted in the New York Court, and (j) the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the United States or on reciprocity between such jurisdictions are satisfied.

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(21)	The irrevocable submission of the Company to the jurisdiction of any New York State or United States Federal court sitting in the City of New York (each, a “New York Court”), the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement not to plead an inconvenient forum are legal, valid and binding under PRC Laws and will be respected by PRC courts, provided that there will be an actual connection between the New York Court and the dispute. Service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement will be effective, insofar as the PRC Laws are concerned, to confer valid personal jurisdiction over the Company. The enforceability of the rights and remedies provided for in the Underwriting Agreement and Deposit Agreement, and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement and the Deposit Agreement will be recognized in PRC courts subject to the discretion of the relevant courts or public policies and other principles to be considered by such courts and the limitations and restrictions described under the caption “Enforceability of Civil Liabilities” in the Registration Statement, Time of Sale Prospectus and Prospectus.

(22)	The execution, delivery and performance of each of the Underwriting Agreement and the Deposit Agreement, the consummation of the transactions contemplated therein and in the Prospectus (including the issuance and sale of the Offered Securities, compliance with the terms and provisions thereof, and the use of the proceeds from the sale of the Offered Securities as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations under each of the Underwriting Agreement and the Deposit Agreement, will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any property or assets of any of the PRC Companies pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument known to us after due inquires and governed by PRC Laws, to which the Company or any of the PRC Companies is a party or by which they may be bound, or to which any of their property or assets is subject, nor will such action result in any violation of the provisions of (i) the articles of association or other organizational document of any of the PRC Companies or (ii) any PRC Laws or any judgment, of any government, government instrumentality or court in the PRC, having jurisdiction over the Company or any of the PRC Companies or any of their respective properties, assets or operations. All necessary PRC Approvals for the execution, delivery and performance of each of the Underwriting Agreement and the Deposit Agreement have been obtained, and no other Approvals is required for the execution, delivery and performance of each of the Underwriting Agreement,

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the Deposit Agreement, the issuance and sale of the Offered Securities by the Company or the deposit of the Ordinary Shares with the Depositary against issuance of the ADSs.

(23)	Subject to the discretion of the relevant courts or public policies and other principles to be considered by such courts and conditions described under “Enforceability of Civil Liabilities” in the Prospectus, the Company and its obligations under the Underwriting Agreement and the Deposit Agreement are subject to civil and commercial law and suit and none of the Company or any of its properties, assets or revenues has any right of immunity from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief, or for the enforcement of judgment in the PRC, with respect to their respective obligations, liabilities or any other matter under or arising out of or in connection with the Underwriting Agreement or the Deposit Agreement.

(24)	The entry into, and performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with its respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any PRC Laws by reason of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement provided that the Offered Securities will not be offered to entities organized under the PRC Laws or PRC residents.

(25)	The performance by the Underwriters in the PRC of any of their rights, duties, obligations and responsibilities under the Underwriting Agreement will not violate any law applicable in the PRC.

(26)	There are no reporting obligations to any PRC Authorities under PRC Laws on the holders of the Offered Securities who are not entities organized under the PRC Laws or PRC residents.

(27)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement except for those referred to in paragraph 16 of this Opinion, nothing has come to our attention that leads us to believe that the Registration Statement, the Preliminary Prospectus and the Prospectus, as of their respective effective or issue dates and the date hereof, and the Time of Sale Prospectus, at the time of each sale of the Offered Securities when the Prospectus is not yet available to prospective

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purchases and at the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein insofar as they relate to PRC Laws not misleading or that the Prospectus or any amendment or supplement thereto, as of its issue date or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein insofar as they relate to PRC Laws, in the light of the circumstances under which they were made, not misleading.
5. Qualifications:
This Opinion is limited to the matters set forth herein and is subject to the effect of any future change, amendment, alteration or adoption of any PRC Laws or judicial or regulatory interpretations.
This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Yours faithfully,
/s/ Jun He Law Offices
For and on behalf of
JUN HE LAW OFFICES

November 3, 2010	Jun He Law Offices
Schedule I List of Material Contracts
1.	Research and Development Service Agreement entered into between RDA Technologies Limited and RDA Shanghai dated January 1, 2010;

2.	Research and Development Service Agreement entered into between RDA Technologies Limited and RDA Beijing dated January 1, 2010;

3.	Lease Agreement entered into between RDA Shanghai and Shanghai Zhangjiang Micro-electronics Port Co. Ltd. dated April 20, 2004 and its Amendments entered into between RDA Shanghai and Shanghai Zhangjiang Micro-electronics Port Co. Ltd. dated December 30, 2004, February 13, 2006, June 16, 2008 and June 29, 2010;

4.	E-wing Center Lease Agreement entered into between RDA Beijing and Beijing Jiaxuan Real Estate Development Co., Ltd. dated August 7, 2009; and

5.	E-wing Center Lease Agreement entered into between RDA Beijing and Beijing Jiaxuan Real Estate Development Co., Ltd. dated August 8, 2009;